EXHIBIT 10.7

STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of _____________, 2007 (“Agreement”), by and among CHINA FORTUNE ACQUISITION CORP., a Cayman Islands corporation (“Company”), BO YU, YUFENG ZHANG, AIDAN STRETCH and JAMES WALSH (collectively “Initial Shareholders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated __________, 2007 (“Underwriting Agree-ment”), with EarlyBirdCapital, Inc. (“EBC”) acting as representative of the several underwriters (collectively, the “Underwriters”), pur-suant to which, among other matters, the Underwriters have agreed to purchase 8,000,000 units (“Units”) of the Company. Each Unit consists of one ordinary share of the Company, par value $.0001 per share (“Ordinary Shares”), and one Warrant, each Warrant to purchase one Ordinary Share, all as more fully described in the Company’s final Prospectus, dated _________, 2007 (“Prospectus”) com-prising part of the Company’s Registration Statement on Form F-1 (File No. 333-137797) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on ________, 2007 (“Effective Date”).

WHEREAS, the Initial Shareholders have agreed as a condition of the sale of the Units to deposit their Ordinary Shares of the Company, as set forth opposite their respective names in Exhibit A attached hereto (collec-tively “Escrow Shares”), in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Shareholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Appointment of Escrow Agent. The Company and the Initial Shareholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On or before the Effective Date, each of the Initial Shareholders shall deliver to the Escrow Agent certificates representing his respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agree-ment. Each Initial Shareholder acknowledges that the certi-ficate representing his Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares as follows: (i) with respect to half of the Escrow Shares, until nine months after the consummation of a business combination and (ii) with respect to the remainder of the Escrow Shares, one year after the consummation of a business combination (collectively, the “Escrow Period”). On each of such dates, upon written instructions from each Initial Shareholder, the Escrow Agent shall disburse such amount of each of the Initial Shareholder’s Escrow Shares (and any applicable stock power) to such Initial Shareholder; provided, however, that if the Company consummates a Business Combination in which holders of more than 20% of the shares sold in the IPO exercise their conversion rights (as described more fully in the Prospectus), the Initial Shareholders agree that the Escrow Agent shall return to the Company for cancellation a number of Escrow Shares held by them so that the Initial Shareholders will collectively own no more than 23.81% of the Company's outstanding Ordinary Shares upon consummation of such Business Combination (without giving effect to any shares that may be issued in the Business Combination). If the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided further, however, that if, after the Company consummates a Business Combination (as such term is defined in the Registration Statement), it (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders of such entity having the right to exchange their Ordinary Shares for cash, securities or other property, then the Escrow Agent will, upon receipt of a certificate, executed by the Chief Executive Officer of the Company, in form reasonably acceptable to the Escrow Agent, that such transaction is then being consummated, release the Escrow Shares to the Initial Shareholders upon consummation of the transaction so that they can similarly participate. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

4. Rights of Initial Shareholders in Escrow Shares.

4.1 Voting Rights as a Shareholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, the Initial Shareholders shall retain all of their rights as shareholders of the Company during the Escrow Period, includ-ing, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Shareholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) by gift to a member of Initial Shareholder’s immediate family or to a trust, the beneficiary of which is an Initial Shareholder or a member of an Initial Shareholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Initial Shareholder, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Initial Shareholder transferring the Escrow Shares. During the Escrow Period, the Initial Stockholders shall not pledge or grant a security interest in the Escrow Shares or grant a security interest in their rights under this Agreement.

4.4 Insider Letters. Each of the Initial Shareholders has executed a letter agreement with EBC and the Company, dated as indicated on Exhibit A hereto, and which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Initial Shareholder in certain events, including but not limited to the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be pro-tected in acting upon any order, notice, demand, certifi-cate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termina-tion or rescission of this Agree-ment unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

 5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including coun-sel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the com-mence-ment of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discre-tion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circum-stances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reason-able compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimburse-ment from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disburse-ments and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Initial Shareholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instru-ments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agree-ment, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as herein-after provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a suc-cessor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period follow-ing the giv-ing of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, pro-vided, however, that such resignation shall become effec-tive only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the con-trary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6.2 Third Party Beneficiaries. Each of the Initial Shareholders hereby acknowledges that the Underwriters are third party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of EBC.

6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

China Fortune Acquisition Corp.
Jinmao Tower
88 Century Boulevard, Suite 4403
Pudong, Shanghai
People’s Republic of China 200121
Attn: Chairman

If to a Shareholder, to his address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Chairman

A copy of any notice sent hereunder shall be sent to:

and:

EarlyBirdCapital, Inc.
275 Madison Avenue, Suite 1203
New York, New York 10016
Attn: David M. Nussbaum, Chairman

and:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller, Esq.

and:

Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: Robert J. Mittman, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

 6.7 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period(s) specified in the Prospectus.

WITNESS the execution of this Agreement as of the date first above written.

CHINA FORTUNE ACQUISITION CORP.

By:  ______________________________

INITIAL SHAREHOLDERS:

___________________________
Bo Yu

___________________________
Yufeng Zhang

___________________________
Aidan Stretch

___________________________
James Walsh

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY

By:________________________________
Name:
Title:

EXHIBIT A

Name and Address of Initial Shareholder	Number of Shares	Stock Certificate Number	Date of Insider Letter

Bo Yu China Fortune Acquisition Corp. Jinmao Tower 88 Century Boulevard, Suite 4403 Pudong, Shanghai People’s Republic of China 200121	1,620,000	1	September 26, 2006

Yufeng Zhang China Fortune Acquisition Corp. Jinmao Tower 88 Century Boulevard, Suite 4403 Pudong, Shanghai People’s Republic of China 200121	180,000	2	September 26, 2006

Aidan Stretch 1700 Seventh Avenue, Suite 2100 Seattle, Washington 98101	100,000	3	September 26, 2006

James Walsh 1700 Seventh Avenue, Suite 2100 Seattle, Washington 98101	100,000	4	September 26, 2006